Exhibit 99.1

SAGALIAM ACQUISITION CORP. CONFIRMS FUNDING AND EXTENSION OF DEADLINE TO COMPLETE BUSINESS COMBINATION

New York, NY April 21, 2023 – Sagaliam Acquisition Corp. (NASDAQ: “SAGAU”, “SAGA”, “SAGAR”) (“we”, “us”, “our”, or the “Company”) announced today that it was exercising its option to extend the time available to consummate its business combination to May 23, 2023.

Membership Interest Purchase Agreement

On March 23, 2023, GLD Sponsor Member, LLC, a Delaware limited liability company (the “Seller”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with BN Holdings Trust, a Nevada Trust (“BN Holdings Trust”) and Sagaliam Sponsor, LLC (the “Sponsor”), pursuant to which BN Holdings Trust agreed to purchase all of the issued and outstanding equity interests in the Sponsor from the Seller, which constitutes 100% of the membership interests in the Sponsor. The consummation of the transactions contemplated by the Purchase Agreement (the “Closing”) is expected to take place at 10:00 am, New York time, on or before April 28, 2023.

Business Combination Extension

The date by which the Company has to complete its business combination has been extended by the Company from April 23, 2023 to May 23, 2023 (the “Extension”) by depositing $57,380.22 into the trust account for its public stockholders. The Extension is the fifth of ten one-month extensions permitted under the Company’s governing documents and provides the Company with additional time to complete its business combination.

About Sagaliam Acquisition Corp.

We are a blank check company incorporated under the laws of the State of Delaware on March 31, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Sagaliam intends to continue to pursue the consummation of a business combination with an appropriate target.

CONTACT INFORMATION

Sagaliam Acquisition Corp.,

Barry Kostiner, Chief Executive Officer

1800 Avenue of the Stars, Suite 1475

Los Angeles, CA 90067

Tel: (213) 616-0011

bkostiner@fintecham.com

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